PRESS RELEASE

Available for Immediate Publication: June 5, 2007
Contacts: Thomas T. Hawker, President/Chief Executive Officer (209)725-2276
David A. Heaberlin, EVP/Chief Financial Officer (209)725-7435
Web Site www.ccow.com

Capital Corp of the West Announces New Board Member
Retired KMPG LLP Partner, Donald T. Briggs, Jr. Joins CCOW’s Board

Merced, California, June 5, 2007 - Capital Corp of the West (NASDAQ:NMS:CCOW), the bank holding company for County Bank, Central California’s Community Bank, announced today that Donald T. Briggs, Jr. has been appointed to the Company’s Board of Directors effective June 1, 2007. Mr. Briggs’ appointment fills a vacancy on the Company’s Board due to the retirement of outgoing Director Tom A.G. Van Groningen. Mr. Briggs is currently a member of County Bank’s Board of Directors and has served in that capacity since May 2006. Mr. Briggs will also serve on the Company’s Compensation and Loan Committees.

“We are extremely pleased that Don Briggs, with his valuable accounting and consulting experience gained from thirty-five years with KPMG LLP, will be joining the Capital Corp of the West family,” announced CEO, Tom Hawker. “As we continue to grow towards becoming a $2 billion company, it is vital that our Board is comprised of professionals who have the experience and expertise to guide us through our next growth phase. During his tenure at KMPG, Don led the development of two business units and served both private and public companies by providing audit and consulting services. In addition to his work experience, Don has also served over the years with more than twenty-five not-for-profit organizations in leadership positions - including board member and president positions. Don’s background will provide the Board with essential insights that will be invaluable as we continue our pursuit of being the Central Valley’s dominant community bank.”

Capital Corp of the West, a California bank holding company established on November 1, 1995, is the parent company of County Bank, which is currently celebrating its 30th year of service as “Central California’s Community Bank.” Currently County Bank has twenty nine branch offices and six Business Lending Centers serving the counties of Fresno, Madera, Mariposa, Merced, Sacramento, Stanislaus, San Joaquin, San Francisco, Santa Clara and Tuolumne. As of the latest FDIC data, County Bank has 7.5% market share in the six Central California counties in which it has significant retail branches. This ranks County Bank fifth out of thirty-seven banking institutions in this market area. For further information about the Company’s financial performance, contact Thomas T. Hawker, President and Chief Executive Officer at (209)725-2276, or David A. Heaberlin, Treasurer, Chief Financial Officer at (209)725-7435.